SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Date of Report (earliest event reported): November 3, 2004

NEWTEK BUSINESS SERVICES, INC.

(Exact name of issuer as specified in its charter)

New York	001-16123	11-504638
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

100 Quentin Roosevelt Blvd., Garden City, NY	11530
(Address of principal executive offices)	(Zip Code)

Issuer’s telephone number, including area code: (516) 390-2260

Newtek Capital, Inc.

(Former Name)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORWARD-LOOKING STATEMENTS

This current Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. The words “believe,” “will be able,” “anticipate,” “estimate,” “project,” “should,” “will,” “expect,” “continue,” “intend” or similar words are intended to identify forward-looking statements. Such statements involve risks and uncertainties that exist in the operations and business environment of Newtek Business Services, Inc., that could render actual outcomes and results materially different than expected or predicted. Our forward-looking statements are based on assumptions about many factors, including, but not limited to: changes in interest rates or the general economy of the markets in which we operate; economic, technological or regulatory changes affecting the businesses conducted and to be conducted by us; our ability to employ and retain qualified employees; changes in government regulations that are applicable to our regulated small business lending; our ability to identify and complete acquisitions and successfully integrate the businesses we acquire; changes in the demand for our services; the degree and nature of competition; and general volatility of the capital markets and the market price of our common stock. While we believe that our assumptions are reasonable at the time forward-looking statements were made, we caution that it is impossible to predict the actual outcome of numerous factors and, therefore, readers should not place undue reliance on such statements. Forward-looking statements speak only as of the date they are made and we undertake no obligation to update such statements in light of new information or otherwise.

ii

Item 2.02 Results of Operations and Financial Condition.

On November 3, 2004 Newtek Business Services, Inc. issued a press release concerning the results of its operations for the third quarter of 2004. For the quarter, it reported gross revenue of $21.6 million and net earnings of $0.13 per diluted share. Pursuant to the requirements of Item 2.02 of Form 8-K, Newtek has furnished this press release by attaching a copy as Exhibit 99.1, hereto.

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NEWTEK BUSINESS SERVICES, INC.

Date: November 4, 2004	/s/ Barry Sloane
Barry Sloane
Chairman of the Board, Chief Executive Officer and Secretary